SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2010

CrowdGather, Inc.
(Exact name of registrant as specified in Charter)

Nevada	000-52143	20-2706319
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

20300 Ventura Blvd. Suite 330, Woodland Hills, CA 91364
(Address of Principal Executive Offices)

(818) 435-2472
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On February 3, 2010, CrowdGather, Inc. (“Registrant”) sold 250,000 shares of its common stock to one investor in exchange for $300,000, or $1.20 per share. The price per share of the issuance is subject to certain anti-dilution provisions as specified in the subscription agreement (“Subscription Agreement”). A copy of the form of Subscription Agreement is attached hereto as Exhibit 10.1.   This brief description of the Subscription Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Subscription Agreement as attached.

In connection with the sale of shares, the investor also received warrants to purchase one hundred twenty five thousand (125,000) shares of the Registrant’s common stock at a purchase price of $1.68 per share, which was the closing price of the Registrant's common stock on February 3, 2010. The warrant agreement (“Warrant Agreement”) provides for an expiration period of three years from the date of the investment. A copy of the form of Warrant Agreement is attached hereto as Exhibit 10.2.   This brief description of the Warrant Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Warrant Agreement as attached.

The shares and warrants were issued in a transaction which the Registrant believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the Securities and Exchange Commission.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Description of Exhibit
10.1	Form of Subscription Agreement
10.2	Form of Warrant Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CrowdGather, Inc.

Date: February 9, 2010	By:	/s/ Sanjay Sabnani
Sanjay Sabnani Chief Executive Officer